EXHIBIT 99.1

Spriza Sees 1200% Growth in user base

EL SEGUNDO, Calif. (Marketwired -- August 27, 2014) -- Spriza Inc. (OTCQB:SPRZ)

Spriza, Inc. (“Spriza”) the world’s leading social network for group prizes and incentives has achieved significant progress in both operations and development during the third quarter of 2014. Improved site design (www.spriza.com) and user functionality has added several new features to Spriza along with eight new premier contests.

“Improvements to our operating platform, SPRIZA™ and partnerships have enhanced our social reach and grown our user base by 1200% month-over-month,” said Spriza’s Chief Executive Officer Rob Danard. “Add to this that users are staying on our site for almost four minutes at a time and you can see where our optimism is coming from.”

Growing relationships in the Philippines, Asia and in the US gaming industry has expanded Spriza’s market and business model to position Spriza as a viable solution for these advertising markets.

Earlier this year, Spriza announced a key partnership with PinoyGreatDeals.com in the Philippines; (N.R. dated May 14, 2014) a deal that has opened doors to additional relationships. With over 100 million people in the Philippines, PinoyGreatDeals.com can be attributed with bringing Spriza to the attention of an advertising agency as a potential licensee in the Asian market. The Philippine based firm represents top brands including premier Fortune 500 companies.

Mr. Danard concluded his remarks saying, “We have a clear vision for Spriza and are confident in the delivery and execution of the platform, sales and marketing strategies. We continue to innovate and strive to be the industry leader in the online group prizes and incentives sector.”

About Spriza, Inc:

Spriza's intellectual property is a fully developed, commercially operational incentive marketing system that builds brand awareness and generates qualified targeted leads for any size of business through a patent-pending online contest marketing solution "SPRIZA™".  SPRIZA™ is modular, scalable, and fully customizable. It taps into the power of shared interests and personal relationships within targeted markets producing traceable and quantifiable results at every stage of the contest.

SPRIZA™ provides deep, real-time analytics and reporting, through a robust tool that measures marketing and advertising budgets for real time return on investment analysis and demographic profiling. SPRIZA™ leverages social strategies based on business objectives enabling branders to measure results of marketing efforts. The result is a network of subscribers that participate in contest promotions centered and shared around their personal interests. SPRIZA™ produces quantifiable and verifiable participant data results, which can be used for ongoing marketing purposes with targeted demographics. SPRIZA™ data results assess how many consumers responded, whom they shared the campaign with, the level of engagement, how many other campaign participants were influenced and sales value generated.

SPRIZA™ is designed to work with most Social Media engines including Facebook, Twitter and Pinterest and offers full mobile capability to engage popular mobile applications including iPhone, Android, Blackberry and Windows mobile operating systems.

Spriza, Inc. is an emerging growth public company and is listed on the OTCQB under the symbol "SPRZ".

Background

The  last twelve to eighteen months has seen some of the biggest acquisitions in the technology industry. Many of the top acquisitions focused around social interaction, virtual gaming and mobile integration.

The Internet advertising sector has Advertisers worldwide spending $545.40 billion on paid media in 2014, according to new figures from eMarketer.

eMarketer projects total media ad spending will increase 5.7%, , more than doubling its growth rate of 2.6% from a year ago. Several factors play into this year’s growth, from the FIFA world cup to the upcoming Olympics but also the steady shift in spending to online and mobile marketing in the coming years.

Spriza has achieved significant progress in both operations and development, which we believe  gives us a solid foundation for the remainder of the year and into 2015.

Social reach, site visitor growth and time on the Spriza website are all key metrics in the healthy growth of the Spriza platform. The Spriza product line is expanding to offer a full White Label platform, mobile access, design facilities and media strategy to help our clients meet their needs.

Forward-Looking Statements:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, achieving an objective of an annualized sales run rate of one million cases next year. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although management believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the company's annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For more information visit:
See Corporate Website here: www.spriza.com
Enter one of Spriza’s Contests here: www.spriza.com
Become a SPRIZA Facebook Fan at http://www.facebook.com/sprizacontests
Follow SPRIZA on Twitter at https://twitter.com/Sprizacontests

For more information, contact:
Investor Relations:
Martin E. Janis & Company, Inc.
Bev Jedynak
312-943-1123
bjedynak@janispr.com
ir@spriza.com
info@spriza.com